UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINEAPPLE ENERGY INC.

Supplement to Proxy Statement for the

2024 Annual Meeting of Shareholders

To be Held on July 1, 2024

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by Pineapple Energy Inc. (the “Company,” “we,” “us” and “our”) with the Securities and Exchange Commission (the “SEC”) on October 10, 2024 and provided to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s Special Meeting of Shareholders (the “November 2024 Special Meeting”) to be held on November 4, 2024. This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on October 17, 2024. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The information in this Supplement is in addition to the information provided by the Proxy Statement, and except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

The Company is providing this Supplement to provide supplemental disclosure regarding the receipt from The Nasdaq Stock Market of a minimum bid price deficiency notice, and implementation of the Company’s 1-for-50 reverse stock split, which took effect on October 17, 2024.

Nasdaq Listing Compliance

As previously disclosed, on October 1, 2024, the Company received a Minimum Bid Price Deficiency Letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the 30 consecutive business day period from August 16 through September 30, 2024, the Company’s common stock had not maintained a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”) required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The Nasdaq letter does not result in the immediate delisting of the Company’s common stock from The Nasdaq Capital Market.

Normally, a company would be afforded a 180-calendar day period (“Cure Period”) to demonstrate compliance with the Minimum Bid Price Requirement. However, pursuant to the previously disclosed Nasdaq hearing panel decision, dated July 18, 2024, the Company was subject to a mandatory panel monitor (“Panel”) under Nasdaq’s listing Rule 5815(d)(4)(B) for a period of one year. Accordingly, due to the most recent Minimum Bid Price Requirement deficiency, as is customary in similar situations, the Staff notified the Company that it will not be afforded a Cure Period. Instead, the Company was offered an opportunity to appeal any deficiency related to a delisting determination to Nasdaq by or before October 8, 2024. The Company timely filed with the Staff an appeal hearing request. The hearing request automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension period if granted by the Panel following the hearing.

In the event that the Company regains compliance with the Minimum Bid Price Requirement prior to any scheduled hearing date, including based on the below-described reverse stock split, then a hearing may not be necessary, as the Company may be mooted out of the hearings process.

October 2024 Reverse Stock Split

As previously disclosed, on July 19, 2024, the Company held its 2024 Annual Meeting of Shareholders, at which the Company’s shareholders approved a reverse stock split of the outstanding shares of the Company’s common stock, at a ratio within a range of 1-for-2 to 1-for-200, as determined by the Board (the “July Reverse Stock Split Approval”).

As a result of the receipt of the October 1, 2024 Nasdaq Minimum Bid Price Deficiency letter, in an effort to address and satisfy the Minimum Bid Price Requirement of Nasdaq for continued listing, on October 4, 2024 the Board approved the implementation of a reverse stock split pursuant to the July Reverse Stock Split Approval at the ratio of 1-for-50, which took effect on October 17, 2024 (the “October 2024 Reverse Stock Split”).

Upon the effectiveness of the October 2024 Reverse Stock Split, every 50 shares of issued and outstanding Company common stock as of 12:01 a.m. Central Time, on October 17, 2024 (the “Effective Time”) were automatically combined into one issued and outstanding share of common stock, with no change in par value per share. Proportionate adjustments were made to the conversion number and exercise prices of the Company’s outstanding stock purchase warrants, stock options, convertible preferred stock, convertible notes, and to the number of shares issued and issuable under the Company’s equity incentive plans. Immediately prior to the Effective Time, there were 67,260,696 shares of common stock issued and outstanding, which were reverse split to reflect approximately 1,345,214 shares of common stock issued and outstanding immediately thereafter.

The October 2024 Reverse Stock Split also proportionally reduced the number of shares of the Company’s authorized common stock from 133,333,333 to 2,666,267. No fractional shares were issued as a result of the October 2024 Reverse Stock Split. Any fractional shares that resulted from the October 2024 Reverse Stock Split will be settled in cash.  The October 2024 Reverse Stock Split affected all common shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s common stock, except to the extent that the October 2024 Reverse Stock Split resulted in some shareholders experiencing an adjustment of a fractional share as described above.

Forward Looking Statements

The Proxy Statement and this Supplement include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances, including any ability to regain compliance with Nasdaq’s continued listing standards. While the Company believes its plans, intentions, and expectations reflected in those forward-looking statements are reasonable, these plans, intentions, or expectations may not be achieved. For information about the factors that could cause such differences, please refer to the Company’s filings with the Securities and Exchange Commission, including, without limitation, the statements made under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and in subsequent filings. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.